Exhibit 23.1





INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the Registration Statement No. 33-57505 of Roundy's, Inc. on Form S-2 of our reports dated February 19, 1999, included and incorporated by reference in the Annual Report on Form 10-K of Roundy's, Inc. for the year ended January 2, 1999, and to the use of our report dated February 19, 1999, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.





DELOITTE & TOUCHE, LLP


Deloitte & Touche, LLP
Milwaukee, Wisconsin
April 28, 1999